Filed pursuant to Rule 424(b)(3)

File No. 333-210400

Prospectus Supplement No. 3 Dated August 26, 2016

(To Prospectus Dated March 24, 2016, as Supplemented

by Prospectus Supplement No. 1 Dated July 5, 2016, as Supplemented

by Prospectus Supplement No. 2 Dated August 4, 2016)

171,000,000 Shares of Common Stock

This Prospectus Supplement No. 3 (the “Prospectus Supplement”) updates and supplements the prospectus of Propanc Health Group Corporation (the “Company,” “we,” “us,” or “our”) dated March 24, 2016, as updated and supplemented by Prospectus Supplement No. 1 dated July 5, 2016, as updated and supplemented by Prospectus Supplement No. 2 dated August 4, 2016, (collectively, the “Prospectus”), with the following attached document, which we filed with the Securities and Exchange Commission:

A.	Our Current Report on Form 8-K filed on August 23, 2016.

This Prospectus Supplement should be read in conjunction with the Prospectus, which is required to be delivered with this Prospectus Supplement. This Prospectus Supplement updates, amends and supplements the information included in the Prospectus. If there is any inconsistency between the information in the Prospectus and this Prospectus Supplement, you should rely on the information in this Prospectus Supplement.

This Prospectus Supplement is not complete without, and may not be delivered or used except in connection with the Prospectus, including any amendments or supplements to it.

The purchase of the securities offered through the Prospectus involves a high degree of risk. Before making any investment in our common stock, you should carefully consider the risk factors section beginning on page 6 of the Prospectus.

You should rely only on the information contained in the Prospectus, as supplemented or amended by this Prospectus Supplement and any other prospectus supplement or amendment thereto. We have not authorized anyone to provide you with different information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the Prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is August 26, 2016

Index to Filings

Annex
Current Report on Form 8-K filed with the Securities and Exchange Commission on August 23, 2016	A

Exhibit A

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 22, 2016

PROPANC HEALTH GROUP CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-53446	33-0662986
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Level 2, 555 Riversdale Road Camberwell, VIC, 3124 Australia
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: 61 03 9882 0780

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into Material Definitive Agreement.

Propanc Health Group Corporation, a Delaware corporation (the “Company”), entered into a Manufacturing Services Agreement (the “MSA”) and Quality Assurance Agreement (the “QAA”), each with an effective date of August 12, 2016, with Q-Biologicals NV (“Q-Biologicals”), a contract manufacturing organization located in Belgium. Pursuant to the MSA, Q-Biologicals will produce certain drug substances and product containing certain enzymes at its facility in Belgium. The Company will use these substances and products for development purposes, including but not limited to clinical trials. The MSA contemplates payment to Q-Biologicals pursuant to a pre-determined fee schedule based on the completion of certain milestones that depend on the Company’s manufacturing requirements and final batch yield. The Company anticipates that its payments to Q-Biologicals under the MSA will range between $2.5 million and $5.0 million over five years, with the majority of the expenditures occurring during the first two years of the MSA when the finished drug product is manufactured and released for clinical trials, including a pre-payment to Q-Biologicals of approximately $144,000.

The MSA shall continue for a term of three years unless extended by mutual agreement in writing. We can terminate the MSA early for any reason upon the required notice period, however, in such event, the pre-payment paid upon signing the MSA is considered non-refundable. The QAA sets forth the parties respective obligations and responsibilities relating to the manufacturing and testing of the products under the MSA.

The agreements with Q-Biologicals contain certain customary representations, warranties and limitations of liabilities, and confidentiality and indemnity obligations.

The foregoing descriptions of the MSA and QAA are qualified in their entirety by reference to the provisions of such agreements filed as Exhibit 10.1 and Exhibit 10.2 to this Report, which are incorporated herein by reference.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Current Report on Form 8-K contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”). All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws, including: any projections or estimates of the payments to be made to Q-Biologicals. Forward-looking statements may include the words “may,” “will,” “estimate,” “intend,” “continue,” “believe,” “expect,” “plan” or “anticipate” and other similar words.

Although the Company believes that the expectations reflected in the Company’s forward-looking statements are reasonable, actual results could differ materially from those projected or assumed. The Company’s future financial condition and results of operations, as well as any forward-looking statements, are subject to change and to inherent risks and uncertainties, such as those disclosed in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2015, Quarterly Reports on Form 10-Q and other documents filed with the U.S. Securities and Exchange Commission. We do not intend, and undertake no obligation, to update any forward-looking statement, except as required by law.

Notwithstanding the above, Section 21E of the Exchange Act expressly states that the safe harbor for forward looking statements does not apply to companies that issue penny stocks. Accordingly, the safe harbor for forward looking statements under the PSLRA is not currently available to the Company because it may be considered to be an issuer of penny stock.

Item 8.01	Other Events.

On August 23, 2016, the Company issued a press release describing its agreement with Q-Biologicals. A copy of the press release is attached hereto as Exhibit 99.1.

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Item 9.01	Financial Statements and Exhibits.

(d)  Exhibits

Exhibit No.	Description

10.1	Manufacturing Services Agreement dated August 12, 2016 by and between Propanc Health Group Corporation and Q-Biologicals NV.

10.2	Quality Assurance Agreement dated August 12, 2016 by and between Propanc Health Group Corporation and Q-Biologicals NV.

99.1	Press Release dated August 23, 2016.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 23, 2016

PROPANC HEALTH GROUP CORPORATION

By:	/s/ James Nathanielsz
James Nathanielsz
President and Chief Executive Officer

4

Exhibit 10.1

MANUFACTURING SERVICES AGREEMENT

This Manufacturing Services Agreement (this “Agreement”) is made and entered into this 12th day of August 2016 (the “Effective Date”) by and between Propanc Health Group Corporation, having its office at 555 Riversdale Road, Camberwell, Victoria, 3124, Australia (“COMPANY”) and Q-Biologicals NV, having its office at Technologiepark 4, 9052 Zwijnaarde, Belgium, RPR Gent 840.165.203 (“Q-BIOLOGICALS”).

Q-BIOLOGICALS and COMPANY being collectively referred to below as the “Parties” and individually as a “Party.”

Whereas, Q-BIOLOGICALS is a contract manufacturing organization with premises at Technologiepark 4, 9052 Ghent Belgium;

Whereas, COMPANY is a research and development organization with premises at level 2, 555 Riversdale Road, Camberwell, Victoria, 3124, Australia.

Whereas, COMPANY desires to engage Q-BIOLOGICALS to provide, and Q-BIOLOGICALS desires to provide to COMPANY, under the terms and conditions set forth herein, the Services (as defined in Section 1.1) for the Products (as defined in Section 1.1);

NOW, THEREFORE, in consideration of the foregoing, and the mutual covenants contained herein, COMPANY and Q-BIOLOGICALS, intending to be legally bound, hereby agree as follows:

Article 1
OBJECT OF THE AGREEMENT

1.1           COMPANY appoints Q-BIOLOGICALS, who accepts, to perform the cGMP contract manufacturing services described in Annex 1 hereto (the “Services”) with respect to the enzymes trypsinogen and chymotrypsinogen. When used in this Agreement (or in the Quality Assurance Agreement, as defined below), “Products” shall mean, as the context may require, (i) purified trypsinogen and chymotrypsinogen (“Drug Substance”), or (ii) the formulated and/or filled/finished product containing trypsinogen or chymotrypsinogen (“Drug Product”), or (iii) both the Drug Substance and Drug Product, as further described in detail in Annex 1.

1.2           Q-BIOLOGICALS shall carry out the Services in good faith and with the standards of care and diligence currently applied in the biopharmaceutical industry. Q-BIOLOGICALS shall perform the Services in accordance with (i) the cGMP terms and conditions more amply described in the Quality Assurance Agreement attached in Annex 2 to this Agreement (the “Quality Assurance Agreement”), (ii) the applicable laws and regulations of the country where the Facility (as defined in Section 1.3) is located, any all other laws applicable to the performance of the Services and Q-BIOLOGICALS’s obligations under this Agreement or the Quality Assurance Agreement (collectively, “Laws”); (iii) Q-BIOLOGICALS’s standard operating procedures agreed between the Parties through the signing of the batch records by Parties’ respective quality persons; and (iv) the Product specifications set forth in Annex 3 hereto (the “Specifications”). “cGMP” as used herein shall mean current Good Manufacturing Practices as defined in the EU Directive 2003/94/EC, as implemented (if any) into local law, including any and all future amendments thereto.

1.3           Q-BIOLOGICALS shall perform the Services at its premises at Technologiepark 4, Ghent, Belgium (the “Facility”), except for that part of the Services which shall be performed by Authorized Subcontractors (as defined in Section 3.3).

1.4           Q-BIOLOGICALS shall use commercially reasonable efforts to perform the Services within the timelines set forth in Annex 1 hereto. Q-BIOLOGICALS shall inform COMPANY promptly if at any time during the Term (as defined in Section 8.1) Q-BIOLOGICALS is unable to comply with said timelines. Unless in the case of negligence or willful misconduct of Q-BIOLOGICALS or any of its Personnel, Q-BIOLGICALS shall not be liable towards COMPANY for not meeting said timelines. As used in this Agreement, “Personnel” shall mean, with respect to a Party, the agents, employees, contractors or subcontractors engaged or appointed by such Party.

1.5           Q-BIOLOGICALS shall obtain and maintain such approvals, permits and licenses as may be required by any regulatory authority of the jurisdiction where the Facility is located or any applicable Law, for the Services or the manufacturing at the Facility of the Products for clinical development.

1.6           Q-BIOLOGICALS shall maintain, during the Term and for a period of five (5) years after the relevant batch release, true, accurate and complete books, records, reports and accounts in connection with or relative to the Product and the performance of the Services, as set forth in the Quality Assurance Agreement.

1.7           Q-BIOLOGICALS shall maintain the Facility in good working order and within cGMPs (e.g., qualification, calibration, maintenance, validation), including critical systems (e.g., utilities, HVAC, clean steam, compressed gasses, etc.).

1.8           COMPANY’s contact person at Q-BIOLOGICALS shall be Martine Vandermarliere (the “Project Manager”). Q-BIOLOGICALS shall notify COMPANY promptly in writing of a change (if any) in Project Manager. The Parties shall regularly organize face-to-face meetings and/or calls to discuss the progress of the Services. Each Party will bear its own costs in relation to such meetings and/or calls.

1.9           COMPANY shall have the right to use the Products manufactured under this Agreement for development purposes, including for clinical trial purposes. COMPANY shall not have the right to use the Products manufactured under this Agreement for commercialization relating to human use, unless explicitly agreed in writing in advance by Q-BIOLOGICALS.

1.10         Q-BIOLOGICALS will use commercially reasonable efforts to cooperate with COMPANY and its successors, licensees or sublicensees with respect to obtaining all regulatory approvals relating to the Products. Q-BIOLOGICALS will provide COMPANY with such manufacturing information and quality control documents as set forth in the Quality Assurance Agreement. Notwithstanding anything to the contrary in this Section, all CMC information that relates solely to the Products will be owned exclusively by, and will be the exclusive proprietary information of COMPANY.

Article 2
INFORMATION AND MATERIALS

2.1           COMPANY shall provide Q-BIOLOGICALS with the information and assistance described in Annex 1 hereto, and such other information and assistance as the Parties may agree in writing from time to time.

2.2           Within two (2) weeks from Q-BIOLOGICALS’s request, COMPANY shall provide Q-BIOLOGICALS, free of charge and at COMPANY’s transportation risk, with the materials described in Annex 1 hereto and in the quantities (if any) stated in that paragraph, which Q-BIOLOGICALS shall use to perform the Services (hereafter the “Materials”). Q-BIOLOGICALS shall promptly notify COMPANY in writing of obvious defects in the Materials delivered by COMPANY or on behalf of COMPANY hereunder discovered by Q-BIOLOGICALS upon receipt of the Materials. As soon as practicable after receipt of said notice COMPANY shall provide Q-BIOLOGICALS with replacement Materials at its own cost and Q-BIOLOGICALS shall promptly return said defective Materials to COMPANY at COMPANY’s expense or, at Company’s election, destroy them.

2.3           Q-BIOLOGICALS shall not use the information and Materials referred to in Articles 2.1 and 2.2 hereof received from COMPANY for any purpose other than performing the Services hereunder. Said information and Materials shall at all times remain the property of COMPANY.

2.4           Q-BIOLOGICALS shall not be liable for any loss or damage to COMPANY Materials while in storage at the Facility, except if such loss or damage is caused by the willful misconduct or gross negligence of Q-BIOLOGICALS or its Personnel.

2.5           Q-BIOLOGICALS shall not be liable for any Defective Product (as defined in Section 5.3) or for any Product not complying with the manufacturing standards set forth in Article 1.2 to the extent such Defect or non-compliance results solely from defective COMPANY Materials.

2.6           COMPANY acknowledges that on the Effective Date there are no lawsuits, actions, administrative proceedings against COMPANY for infringing third party patent and/or intellectual property rights. COMPANY further acknowledges that on the Effective Date it is not aware of any third party patent rights that would be infringed by COMPANY, or Q-BIOLOGICALS relating to the information or Materials provided by COMPANY, or by Q-BIOLOGICALS performing the Service in accordance with this Agreement.

Article 3
ASSIGNMENT - SUBCONTRACTING

3.1           Q-BIOLOGICALS shall not transfer, assign or subcontract this Agreement or any of its rights and obligations under this Agreement, in whole or in part, without the prior written agreement of COMPANY, which shall not be unreasonably withheld; provided, however, in the event of a contemplated transfer or assignment of this Agreement or of any of Q-BIOLOGICALS’ rights and obligations under this Agreement to an acquirer of all or part of the business to which this Agreement relates, COMPANY shall only be entitled to refuse its agreement if the aforementioned transfer or assignment manifestly conflicts with the legitimate interests of COMPANY or otherwise will have a material negative impact on the quality of the Product.

3.2           Contrary to the provisions of Article 3.1 hereof but subject to the provisions of Section 3.3, it is agreed that Q-BIOLOGICALS may sub-contract certain Services to the subcontractors approved by COMPANY listed in Annex 4 hereto.

3.3           Any subcontractor to which Q-BIOLOGICALS subcontracts any Services pursuant to Section 3.1 (with the consent of COMPANY) or pursuant to Section 3.2 is referred to as an “Authorized Subcontractor.” Where required under cGMP Q-BIOLOGICALS shall audit the Authorized Subcontractor and Q-BIOLOGICALS will impose on each Authorized Subcontractor obligations no less strict than the ones binding upon Q-BIOLOGICALS under this Agreement, and Q-BIOLOGICALS will remain liable to COMPANY for any breach by such Authorized Subcontractor, as if such breach had been committed by Q-BIOLOGICALS.

Article 4
CONSIDERATION

4.1           In consideration of the performance of the Services and of the associated tasks defined herein, COMPANY shall pay Q-BIOLOGICALS the fixed price (exclusive of VAT) set out in Annex 1 hereto. Q-BIOLOGICALS will provide COMPANY with invoices at the intervals specified in said Annex 1.

4.2           COMPANY shall reimburse Q-BIOLOGICALS for the raw materials and supplies in the quantities as defined in the batch records, as well as for the other costs set out in Annex 1 hereto. Reimbursement of costs shall be subject of separate invoices, which shall be accompanied by supporting documents and which shall be sent to COMPANY on a regular basis during the Term.

4.3           COMPANY shall pay the invoices in Euro within thirty (30) days from receipt by COMPANY of a written invoice from Q-BIOLOGICALS, specifying the amount payable and the bank account number to which the payment should be made. The invoice shall be sent to COMPANY at the address and the to the attention of the person referred to in Article 12 or to any other address or person that may be communicated by COMPANY to Q-BIOLOGICALS. Any invoice due which remains unpaid by COMPANY after the due date shall bear an interest on a daily basis at a rate equivalent to Libor one (1) month plus two percent (2%).

Article 5
STORAGE AND DELIVERY

5.1           Q-BIOLOGICALS shall store and warehouse all Materials received and Products manufactured pursuant to this Agreement in the Facility in a secure and clean area and compliant with Q-BIOLOGICALS’s Standard Operating Procedures. All Materials and Products shall be clearly marked in such a way as to identify that they are owned by COMPANY and for use only for or by COMPANY.

5.2           Q-BIOLOGICALS shall deliver the Products manufactured under this Agreement to COMPANY ex-works (lncoterms 2010) at Q-BIOLOGICALS’s Facility in accordance with COMPANY’s directions (packaging, temperature, etc.). Said delivery shall either take place promptly upon positive review by COMPANY of the manufacturing batch records provided by Q-BIOLOGICALS to COMPANY or upon request of COMPANY after storage of the Products at Q-BIOLOGICALS. Q-BIOLOGICALS shall store the Products at Q-BIOLOGICALS’s Facility in qualified storage freezers, free of charge for a maximum period of six (6) weeks after receipt of the completed manufacturing batch records by COMPANY. After this six (6) weeks period, Q-BIOLOGICALS will store the Products at a storage price of five hundred Euro (500 €) per month for a maximum period of six (6) months.

The costs related to the storage shall be paid by COMPANY thirty (30) days from the date of the invoice for such costs. After said six (6) month period, Q-BIOLOGICALS will ship the Products to COMPANY or designated site at COMPANY’s expense. Risk and title to the Products shall pass to COMPANY upon delivery of the Products.

5.3           (a) COMPANY shall notify Q-BIOLOGICALS in writing (and provide supporting documentation and samples of the delivery concerned to Q-BIOLOGICALS) if it considers that any Products delivered hereunder is subject to a Defect (a “Defective Product”), in which case the Parties shall immediately use good faith efforts to agree whether or not such Products are Defective Products. As used in this Agreement, “Defect” means the failure of any Product to conform in any material respect to (i) the Specifications or (ii) any other requirement (including manufacturing requirements) for such Product specified in this Agreement (including, without limitation, Section 1.2) or the Quality Assurance Agreement.

Any such notification by COMPANY to Q-BIOLOGICALS shall be done, in case of visible Defect(s) (i.e. Defect(s) that could reasonably be detected upon proper visual inspection), within thirty (30) days from the date of receipt of the relevant shipment or, in case of hidden Defect(s) (i.e. defect(s) that could not be reasonably detected upon proper visual inspection), within thirty (30) days from the date of detection of the hidden Defect(s). Failure by COMPANY to notify Q-BIOLOGICALS in writing within said timelines will constitute acceptance of the Products by COMPANY and Q-BIOLOGICALS shall be released from any liability towards COMPANY in relation to such Products

Q-BIOLOGICALS shall be entitled at all reasonable times to inspect and/or analyze the Product delivery in question.

Q-BIOLOGICALS shall only be responsible for Defects that existed on or prior to delivery to COMPANY. Q-BIOLOGICALS shall in no way be responsible for Defects caused after the delivery thereof (such as, non-compliance that is caused by the incorrect handling, storage and/or shipment of the Products after the delivery). Q-BIOLOGICALS shall not be responsible for any Defect in the Products to the extent such Defect (i) results from any non-compliance of or defect in the COMPANY Materials, consumables, raw materials and/or components delivered by COMPANY to Q-BIOLOGICALS, except to the extent Q-BIOLOGICALS was aware of such defect or non-compliance and failed to advise COMPANY in accordance with this Agreement.

(b)          In the event that the Parties cannot agree as to whether any Product is a Defective Product, the Parties shall appoint an independent laboratory agreed upon between the Parties, who shall be instructed to determine within sixty (60) days from its appointment whether such Products are Defective Products and what the cause of such Defect is. The independent laboratory’s decision shall be regarded as final settlement of the dispute and its decision shall be binding upon the Parties. The costs of such laboratory shall be borne by the Party against which the decision is rendered.

(c)          If, at the time of delivery, any Products are Defective Products, Q-BIOLOGICALS will deliver replacement Products, or multiple replacement deliveries until said Defect is resolved, of the Products to COMPANY as soon as practicable at Q-BIOLOGICALS’s own cost, contingent upon receipt from COMPANY of the COMPANY Materials, at COMPANY’s costs (except in the event the Defect results from Q-BIOLOGICALS’s gross negligence, in which case Q-BIOLOGICALS will bear the costs of the COMPANY Materials required for such replacement), in such quantities needed for the replacement of the Products. COMPANY shall promptly return to Q-BIOLOGICALS such Defective Products at Q-BIOLOGICALS’s expense.

Except for Q-BIOLOGICALS’s indemnification obligations pursuant to Article 9.2.1, any replacement of Products to which Q-BIOLOGICALS is obligated in accordance with the above, shall constitute Q-BIOLOGICALS’s sole and exclusive liability in relation to such Defective Products. Except for Q-BIOLOGICALS’s indemnification obligations pursuant to Article 9.2.1, the liability of Q-BIOLOGICALS to COMPANY in connection with any Defective Product shall not exceed the cost of replacement thereof (such replacement costs including shipping expenses of the Defective Products referred to above [and excluding any and all costs related to COMPANY Materials]), except for liability arising from gross negligence or willful misconduct of Q-BIOLOGICALS or its Personnel.

(d)          If any Defect is due to a change in the Products after delivery, Q-BIOLOGICALS will deliver a replacement delivery of the Products to COMPANY as soon as practicable at COMPANY’s cost and COMPANY shall, at its discretion either keep or promptly return such Defective Products to Q-BIOLOGICALS at COMPANY’s expense.

(e)          If any Defect is due to a hidden defect in the COMPANY Materials, consumables, components and raw materials provided by COMPANY, Q-BIOLOGICALS will deliver a replacement delivery of the Defective Products to COMPANY as soon as practicable at COMPANY’s cost and COMPANY shall at its discretion either keep or promptly return such Defective Products to Q-BIOLOGICALS at COMPANY’s expense. COMPANY will be entitled to keep the retain samples of said Defective Products.

Article 6
CONFIDENTIALITY

6.1          From time to time during the Term, either Party (as the “Disclosing Party”) may disclose or make available to the other Party (as the “Receiving Party”) information about its business affairs, products (including the Products) and services, confidential information and materials comprising or relating to intellectual property rights, trade secrets, third-party confidential information and other sensitive or proprietary information. Such information, as well as the terms of this Agreement, whether orally or in written, electronic or other form or media, and whether or not marked, designated or otherwise identified as “confidential” constitutes “Confidential Information” hereunder. Confidential Information does not include information that, at the time of disclosure and as established by documentary evidence:

(a)          was known by or in the possession of the Receiving Party or its Personnel prior to being disclosed by or on behalf of the Disclosing Party;

(b)          is or comes into the public domain other than as a result of, directly or indirectly, the Receiving Party’s breach of this Article 6;

(c)          is or becomes available to the Receiving Party on a non-confidential basis from a third-party source, provided that such third party is not and was not prohibited from disclosing such Confidential Information;

(d)          was or is independently developed by the Receiving Party without reference to or use of, in whole or in part, any of the Disclosing Party's Confidential Information; or

(e)          is required to be disclosed by law, court order of a competent jurisdiction or regulation, provided the Receiving Party, to the extent permitted by law or regulation, consults with the Disclosing Party regarding the contents of such disclosure prior thereto so that the Disclosing Party may have a reasonable opportunity to take appropriate actions (if any) to preserve its rights in the Confidential Information and to restrict to the maximum extent legally possible the portion of Confidential Information to be disclosed.

6.2          During and after the Term, the Receiving Party shall (a) protect and safeguard the confidentiality of the Disclosing Party’s Confidential Information with at least the same degree of care as the Receiving Party would protect its own Confidential Information, but in no event with less than a commercially reasonable degree of care; (b) not use the Disclosing Party’s Confidential Information, or permit it to be accessed or used, for any purpose other than to exercise its rights or perform its obligations under this Agreement; and (c) not disclose any such Confidential Information to any Person, except to the Receiving Party’s Personnel who need to know the Confidential Information to assist the Receiving Party, or act on its behalf, to exercise its rights or perform its obligations under this Agreement. The Receiving Party shall be responsible for any breach of this Article 6 caused by any of its Personnel.

6.3          Upon termination of this Agreement, each Party shall destroy all of the other Party’s Confidential Information which it has in its possession or under its control and provide written proof thereof upon request or, if so requested by the other Party, return the other Party’s Confidential Information.

Article 7
INTELLECTUAL PROPERTY

7.1          Rights to Background Technology.

Any and all technology, including but not limited to protocols, methods, procedures, know-how and software, but excluding the Products, COMPANY Material and COMPANY Technology which are owned by COMPANY, together with any improvements thereof made by Q-Biologicals in the conduct of the Services (hereafter “Q-BIOLOGICALS Technology”) and any and all biological material and related information, related to the expression, purification, production and analysis of proteins which will be used by Q-BIOLOGICALS in executing the Services, including any parts or sub-units, descendants, progeny, mutants, mutations or any other derivatives thereof (hereafter “Q-BIOLOGICALS Materials”) shall exclusively be owned by Q-BIOLOGICALS, who shall have the right to protect any such Q-BIOLOGICALS Technology and/or Q-BIOLOGICALS Material through intellectual property rights.

Nothing in this Agreement grants to COMPANY any rights to Q-BIOLOGICALS Technology, Q-BIOLOGICALS Material or Q-BIOLOGICALS Confidential Information, nor does this Agreement grant COMPANY licenses to any patent or patent application comprising Q-BIOLOGICALS Technology, Q-BIOLOGICALS Material or Q-BIOLOGICALS Confidential Information except as provided for in this Agreement.

Any and all biological material and related information, active and raw materials, reagents, intermediates, processing aids, ingredients, components, equipment, documentation and other materials delivered or made available by COMPANY to Q-BIOLOGICALS, including any parts or sub-units, descendants, progeny, mutants, mutations or any other derivatives thereof; together with any improvements thereof made by Q-BIOLOGICALS in the conduct of the Services (hereafter “COMPANY Materials”) and any and all technology and information relating to the Product, owned or licensed by COMPANY that may be disclosed by COMPANY or its Affiliates to Q-BIOLOGICALS prior to or during performance by Q-BIOLOGICALS of the development activities hereunder (“COMPANY Technology”) shall exclusively be owned by COMPANY, who has the right to protect any such COMPANY Technology and/or COMPANY Material through intellectual property rights.

Nothing in this Agreement grants to Q-BIOLOGICALS any rights to the Products, COMPANY Technology, COMPANY Material or COMPANY Confidential Information, nor does this Agreement grant Q-BIOLOGICALS licenses to any patent or patent application comprising COMPANY Technology, COMPANY Material or COMPANY Confidential Information except as provided for in this Agreement.

7.2          Disclosure of Improvements.

Q-BIOLOGICALS shall promptly upon completion of the Services, disclose in the reporting of the activities all new or improved process, technique, method, formula, invention or know-how concerning the Product (hereafter “Product Improvements”) and all new or improved generic process, strain, expression cassette, plasmid, technique, method, formula, invention or know-how other than Product Improvements. (hereafter “Technological Improvements”) conceived by Q-BIOLOGICALS or of which it has become aware during the performance of the activities under the Services.

7.3          Property of Product Improvements.

Product Improvements made either solely by Q-BIOLOGICALS or together with COMPANY during the performance of this Agreement shall be the exclusive property of COMPANY and COMPANY shall be free to seek patent protection as it deems appropriate and to use the same without restriction throughout the world including the right to grant sub-licenses. Q-BIOLOGICALS shall ensure the transfer of rights as necessary free of charge.

All intellectual property rights in Product Improvements made solely by COMPANY during the performance of this Agreement shall remain the property of COMPANY and shall only be used by Q-BIOLOGICALS for the sole purpose of performing Services under this Agreement and in accordance with the terms hereof.

7.4          Property of Technological Improvements.

All intellectual property rights in Technological Improvements made either solely by Q-BIOLOGICALS or together with COMPANY in the performance of this Agreement shall be the exclusive property of Q-BIOLOGICALS and Q-BIOLOGICALS shall be free to seek patent protection it deems appropriate and, to use the same without restriction throughout the world, including the right to grant licenses thereto. COMPANY shall ensure the transfer of rights as necessary free of charge.

7.5          COMPANY herewith grants Q-BIOLOGICALS the right to use the COMPANY Materials, COMPANY Technology and Product Improvements solely for the performance of the Services during the terms of this Agreement.

Article 8
TERM AND TERMINATION

8.1          The Agreement shall remain in effect for a term (the “Term”) commencing as of the Effective Date and, unless terminated earlier in accordance with the provisions of this Agreement, continuing for three years (or such extended date as may be agreed in writing by the Parties from time to time).

8.2          COMPANY shall have the right to terminate this Agreement at any time for any reason with six (6) weeks prior written notice to Q-BIOLOGICALS. This right of termination shall be without prejudice to any obligation COMPANY shall have accrued and shall owe to Q-BIOLOGICALS prior thereto and it being understood between the Parties that the 40% pre-payment (as set out in Annex 1) paid by COMPANY to Q-BIOLOGICALS after signing this Manufacturing Services Agreement is non-refundable in the case of a termination pursuant to this Section 8.2 (but not in the case of a termination by COMPANY pursuant to Section 8.3.

8.3          Each Party shall have the right to terminate this Agreement forthwith by written notice to the other Party if the other Party commits a material breach of this Agreement, provided the terminating Party gave the other Party notice of the breach which has not been cured within a period of thirty (30) days after receipt of the notice.

8.4         Upon any termination or expiration of this Agreement:

8.4.1           The following Articles of this Agreement shall continue in force: 6, 7, 8.4, and 9 to 12.

8.4.2           Q-BIOLOGICALS shall deliver promptly to COMPANY (and/or, at COMPANY’s request, store at Q-BIOLOGICALS’s premises for up to six (6) weeks) and COMPANY shall compensate Q-BIOLOGICALS for (a) all work-in-progress commenced by Q-BIOLOGICALS up to such point in time (including for the avoidance of doubt all documentation, batch records); (b) all finished Products manufactured by Q-BIOLOGICALS, and (c) all consumables, raw materials and components (i) received by Q-BIOLOGICALS for the purposes of this Agreement prior to termination or (ii) ordered by Q-BIOLOGICALS for the purposes of this Agreement prior to its delivery or receipt of notice of termination but not received until after termination, if such order is not cancellable.

Article 9
REPRESENTATION AND WARRANTIES, LIABILITY,
INDEMNIFICATION AND INSURANCE

9.1         Representations and Warranties.

9.1.1           Except for the representations and warranties explicitly granted by Q-BIOLOGICALS or COMPANY in this Agreement, Q-BIOLOGICALS AND COMPANY MAKE NO OTHER WARRANTIES OR REPRESENTATION OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, OR ANY OTHER MATTER WITH RESPECT TO THE PRODUCT.

9.1.2           Each Party hereby represents and warrants to the other Party as follows:

(a)          Organization. It is a duly organized and validly existing corporation, as applicable, in good standing under the laws of its jurisdiction.

(b)          Authorization. It has full power and authority to enter into this Agreement and to perform its obligations hereunder. It has taken all action required by any applicable law, its organizational documents or otherwise to authorize the execution and delivery of this Agreement. This Agreement constitutes a valid and binding agreement of the representing Party, and the execution, delivery and performance of this Agreement by the representing Party are within the representing Party’s corporate or institutional power, as applicable, and have been duly authorized by all necessary corporate or institutional action, as applicable.

9.1.3           Q-BIOLOGICALS represents and warrants to COMPANY that on the Effective Date there are no lawsuits, actions, administrative proceedings against Q-BIOLOGICALS for infringing third party patent and/or intellectual property rights.

9.2         Liability and Indemnification.

9.2.1           Subject to the limitations and exclusions of liability set forth in this Agreement, Q-BIOLOGICALS shall indemnify, defend and hold COMPANY, and their affiliates and their respective officers, directors, employees and agents (each, an “COMPANY Indemnified Party”) harmless from and against any and all claims, demands or lawsuits instituted by a third party against a COMPANY Indemnified Party to the extent arising out of (1) a material breach of this Agreement caused by, or the negligence or willful misconduct of, Q-BIOLOGICALS or its Personnel (including Authorized Subcontractors); (2) the material breach by Q-BIOLOGICALS of its representations, warranties or covenants contained in this Agreement; or (3) Q–BIOLOGICAL’s background intellectual property (including, without limitation, Q-BIOLOGICAL Materials and Q-BIOLOGICAL Technology) used for the performance of the Services infringing any third party intellectual property rights; in each case save for any event for which COMPANY is obligated to indemnify Q-BIOLOGICALS under this Agreement.

9.2.2           Subject to the limitations and exclusions of liability set forth in this Agreement, COMPANY shall indemnify, defend and hold Q-BIOLOGICALS and its affiliates and its respective officers, directors, employees and agents (each, a “Q-BIOLOGICALS Indemnified Party”) harmless from and against any and all claims, demands or lawsuits instituted by a third party against a Q-BIOLOGICALS Indemnified Party to the extent arising out of (1) a material breach of this Agreement caused by, or the negligence or willful misconduct of, COMPANY or its Personnel; (2) the material breach by COMPANY of its representations, warranties or covenants contained in this Agreement; (3) COMPANY’s use (including, but not limited to, in clinical trials) of the Product(s) that are subject of the Services; or (4) the use of COMPANY’s Background Intellectual Property, including but not limited to COMPANY Materials, by Q-BIOLOGICALS infringing any third party intellectual property rights; in each case save for any event for which Q-BIOLOGICALS is obligated to indemnify COMPANY under this Agreement.

9.2.3           If and to the extent the injury or liability is caused by the negligence of both Q-BIOLOGICALS and the COMPANY, the apportionment of said damages shall be shared between Q-BIOLOGICALS and COMPANY based upon the comparative degree of each other’s negligence, and each Party shall be responsible for its own defense and costs including but not limited to the cost of defense, attorneys’ fees and witnesses’ fees and expenses incident thereto.

9.2.4           Notwithstanding any other provision in this Agreement and except for Q-BIOLOGICALS’s indemnification obligation set forth in Article 9.2.1, Q-BIOLOGICALS’s maximum liability under or in relation to this Agreement towards COMPANY and its affiliates shall be limited to the aggregate amount of payments received by Q-BIOLOGICALS from COMPANY pursuant to Article 4 hereof during the period of twelve (12) month preceding the event giving rise to the claim. For the avoidance of any doubt, multiple replacement deliveries to resolve the same non-compliance matter shall be counted as one replacement delivery. This limitation of liability shall not apply for claims arising from Q-BIOLOGICALS’s willful misconduct or gross negligence. Parties agree that product liability in respect of the Products shall remain at all times with COMPANY and Q-BIOLOGICALS shall have no liability towards COMPANY in relation to and shall have no obligation to indemnify or hold COMPANY harmless for any product liability arising for Products manufactured by Q-BIOLOGICALS under this Agreement, except to the extent caused by the gross negligence or willful misconduct of Q-BIOLOGICALS or its Personnel.

9.2.5           Except to the extent included in third party claims referred to under Articles 9.2.1 and 9.2.2, neither Party nor its affiliates, employees, agents, officers, and directors will be liable to the other Party for any incidental, special, consequential or punitive damages or amounts for loss of income, profits or savings arising out of or relating to its performance or failure to perform under this Agreement, regardless of the basis on which a Party is entitled to claim damages, whether in contract or tort.

9.2.6           Nothing in this Agreement shall limit either Party’s liability for (1) fraud or intentional misconduct, (2) any claim relating to a breach of confidentiality; and (3) any other liability which cannot lawfully be limited or excluded.

9.3         Insurance.

9.3.1           Both Parties shall throughout the Term maintain at their own cost insurance to cover their respective liabilities hereunder. Each Party shall upon request of the other Party provide such Party with such documentary evidence of said insurance as the other Party may reasonably require, including evidence that the last premium due has been duly paid.

Article 10
INDEPENDENT CONTRACTOR

Q-BIOLOGICALS shall act at all times as an independent contractor hereunder. Nothing in this Agreement shall be construed as to give Q-BIOLOGICALS the power of authority to act for, bind or commit COMPANY.

Article 11
APPLICABLE LAW, JURISDICTION

This Agreement shall be construed and interpreted in accordance with the laws of Belgium. Any dispute concerning the validity, the interpretation or the performance of this Agreement which cannot be settled amicably, shall be submitted to the competent courts of Brussels (Belgium).

Article 12
MISCELLANEOUS

12.1         Schedules. The Annexes attached to this Agreement form an integral part of this Agreement. In the event of a contradiction between the provisions of this Agreement and those of its Annexes, the provisions of this Agreement shall prevail.

12.2         Waiver. No waiver of any rights shall be effective unless consented to in writing by the Party to be charged and the waiver of any breach of default shall not constitute a waiver of any other right hereunder or any subsequent breach or default.

12.3         Compliance with Laws. In exercising their rights under this Agreement, the Parties shall fully comply in all material aspects with the requirements of any and all applicable laws, regulations, rules and orders of any governmental body having jurisdiction over the exercise of rights under this Agreement. Each Party shall be responsible, at its own expense, for making any required registrations or filings with respect to this Agreement and obtaining any necessary governmental approvals with respect hereto.

12.4         Entire Agreement; Amendment. This Agreement and the Quality Assurance Agreement constitute the entire Agreement between the Parties with respect to the subject matter hereof and supersede and cancel all previous discussions, agreements, commitments and writings in respect, provided, however, that the Confidentiality Agreement dated December 15, 2015 by and between COMPANY and Q-BIOLOGICALS remains in full force and effect. No amendment or addition to this Agreement shall be effective unless reduced to writing and executed by the authorized representatives of the Parties.

12.5         Force Majeure. Neither Party shall be held in breach of its obligations hereunder to the extent only that due performance or observance of such obligation is prevented or delayed by reason of war and other hostilities, civil commotion, accident, strikes, lock-outs, trade disputes, acts or restraints of government imposition or restrictions of imports or exports or any other cause not within the control of the Party concerned. The Party concerned shall forthwith notify the other Party of the nature and effect of such event and both Parties shall, where the same is practicable, use every reasonable endeavour to minimize such effect and to comply with the respective obligation herein contained as nearly as may be in their original form.

12.6         Assignment. Q-BIOLOGICALS may not assign this Agreement or any part of its rights or obligations under this Agreement without the prior written consent of COMPANY. COMPANY may assign this Agreement as part of a sale or change of control, regardless of whether such a sale or change of control occurs through an asset sale, stock sale, merger or other combination, or any other transfer of (a) COMPANY’s entire business; or (b) that part of COMPANY’s business that exercises all rights granted under this Agreement. Upon a permitted assignment of this Agreement, COMPANY shall be released of liability under this Agreement and the term “COMPANY” in this Agreement will mean the assignee.

12.7         Severability. In the event one or more of the provisions of this Agreement should for any reason be held by any court or authority having jurisdiction over this Agreement or any of the Parties hereto be invalid, illegal or unenforceable, such provision(s) shall be validly reformed to as nearly approximate the intent of the Parties as possible and if unreformable, the Parties shall meet to discuss what steps should be taken to remedy the situation; elsewhere, this Agreement shall not be affected.

12.8         Notices. Except as otherwise explicitly provided in this Agreement, all notices, requests, reports and other communications provided in this Agreement shall be in writing and shall be deemed to have been made or given: (a) when delivered, if delivered by hand; (b) when confirmation of transmission received, if sent by facsimile or the like; (c) two (2) days following deposit with an overnight courier; or (d) on the date three (3) business days following deposit, as certified or registered mail, with the postal service of the country of the Party providing notice:

To COMPANY:
Propanc Health Group Corporation Attn: James Nathanielsz 555 Riversdale Road Camberwell, Victoria, 3124 Australia

To Q-BIOLOGICALS:

Dr. Annie Van Broekhoven CEO Q-Biologicals NV Technologiepark 4 9052 Zwijnaarde Belgium Tel. +32 475 96 60 70

The above addresses may be altered by notice given in accordance with this section.

12.9       Headings. The headings of the various provisions of this Agreement are used solely for the convenience of the Parties, do not form a part of this Agreement and are not intended to affect the interpretation or meaning of this Agreement or to define, limit, extend or describe its scope or intent.

Remainder of page left intentionally blank

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed in duplicate by their duly authorized representatives; each Party receiving one original.

Q-BIOLOGICALS

/s/ Annie Van Broekhoven
Signature

By:	CreaBioSupport BVBA represented by Annie Van Broekhoven

Title:	CEO
Date:	22/08/2016

Q-BIOLOGICALS

Signature

By:	Karine Clauwaert On behalf of Yves Gonnissen

Title:	Director Business Development Q-Biologicals
Date:	22/08/2016

Propanc Health Group Corporation

/s/ James Nathanielsz
Signature

By:	James Nathanielsz
Title:	CEO
Date:	August 12th, 2016

15

Exhibit 10.2

QUALITY ASSURANCE AGREEMENT

This Quality Assurance Agreement (“QA Agreement”) is made and entered into this 12th day of August 2016 (the “Effective Date”) by and between Propanc Health Group Corporation, having its office at 555 Riversdale Road, Camberwell, Victoria, 3124, Australia (“COMPANY”) and Q-Biologicals NV, having its office at Technologiepark 4, 9052 Zwijnaarde, Belgium, RPR Gent 840.165.203 (“Q-BIOLOGICALS”). Q-BIOLOGICALS and COMPANY being collectively referred to below as the “Parties” and individually as a “Party.”

Whereas, COMPANY and Q-BIOLOGICALS have entered into a Manufacturing Services Agreement (the “Manufacturing Services Agreement”) on August 12th, 2016 for the manufacturing of the Products (as defined in the Manufacturing Services Agreement).

Whereas, by means of this QA Agreement, the Parties intend to define the respective responsibilities of Q-BIOLOGICALS and COMPANY at the quality level for manufacturing and testing of the Products.

1.            Purpose of the Quality Assurance Agreement

1.1           All capitalized terms in this QA Agreement shall have the same meaning as in the Manufacturing Services Agreement, unless otherwise explicitly stated herein.

1.2           The purpose of this QA Agreement is to establish the respective obligations and responsibilities of Q-BIOLOGICALS and COMPANY relating to the manufacturing and testing of Products under the Manufacturing Services Agreement.

1.3           cGMPs or current Good Manufacturing Practices shall mean the applicable standards relating to manufacturing practices for intermediates, bulk products or finished pharmaceutical products. For the purposes of this Agreement, cGMPs refers to Eudralex The Rules Governing Medicinal Products in the European Community, Volume IV Good Manufacturing Practice for Medicinal Products” as may be amended from time to time.

1.4           This QA Agreement shall be attached to and incorporated in the Manufacturing Services Agreement. In the event of a conflict between any of the provisions of this QA Agreement and the Manufacturing Services Agreement, the provisions of the QA Agreement shall prevail in respect of specific quality matters, for all other matters the Manufacturing Services Agreement shall prevail.

2.            Procedures for revision

This QA Agreement can be modified as needed, with prior written approval of both Parties. This QA Agreement must be modified if any term fails to meet future revisions of applicable regulations and guidelines.

3.            Term of the QA Agreement

3.1           This QA Agreement shall commence as of the Effective Date of the Manufacturing Services Agreement and shall terminate or expire upon the termination or expiration of the Manufacturing Services Agreement.

3.2           Q-BIOLOGICALS’s obligations for record and sample retention shall survive termination or expiration of this QA Agreement for the period provided in the relevant provisions of this QA Agreement.

4.            Regulatory Submissions

4.1           COMPANY will be responsible for the submission of documentation to regulatory authorities in support of the Products.

4.2           COMPANY and Q-BIOLOGICALS will mutually agree upon responses, which Q-BIOLOGICALS will make, to questions and/or requests of regulatory authorities regarding production processes and Product testing relevant to COMPANY.

4.3           Q-BIOLOGICALS will cooperate with COMPANY in support of all regulatory filings involving Products including participation in meetings with regulatory authorities as appropriate. The cost related to such support will be carried by COMPANY.

5.            Regulatory Audit Exchange

5.1           Q-BIOLOGICALS shall inform COMPANY in writing within five (5) business days of notification of any communication or action (e.g. Facility inspection, record or sample request, etc.) initiated by a regulatory authority directly related to the Facility or manufacturing and quality control operations which may impact on the Products.

Q-BIOLOGICALS shall provide COMPANY with a copy of any regulatory inspection report, deficiency letter, or regulatory compliance observation arising from the foregoing inspection excluding any Confidential Information, within ten (10) calendar days of receipt.

If as a result of any such inspection, Q-BIOLOGICALS is required to take any corrective action in order to comply with any applicable Law, Q-BIOLOGICALS shall inform COMPANY in writing of any such action it has taken in response to such requirement.

5.2           COMPANY will inform Q-BIOLOGICALS in a timely fashion when regulatory agencies are seeking to schedule inspections concerning the Products at Q-BIOLOGICALS’s Facility.

COMPANY will be permitted two representatives during the opening, closing and daily wrap up portions of the inspection at Q-BIOLOGICALS’s Facility.

5.3           Q-BIOLOGICALS’s communication and commitments with regulatory inspectors will be limited to matters outside of COMPANY’s regulatory submissions, and COMPANY will be informed of all such communication and commitments that could impact COMPANY’s regulatory submissions. COMPANY and Q-BIOLOGICALS will mutually agree upon responses, which COMPANY will make, to the questions and requests of a regulatory authority regarding production processes and Product testing. COMPANY will determine and make all other responses to regulatory authorities.

6.            Audits

6.1           COMPANY or a person or firm acting on behalf of COMPANY has the right to perform one audit of Q-BIOLOGICALS Facility, laboratories and warehouses each year for the purposes of verification Q-BIOLOGICALS compliance with cGMPs and Q-BIOLOGICALS SOPs related to the manufacturing and testing of the Products. The audit will be limited to 2 business days to occur on mutually agreed dates.

6.2           COMPANY or a person or firm acting on behalf of COMPANY may also perform an annual audit of each Q-BIOLOGICALS Authorized Subcontractors involved in the manufacture, testing and validation of the Products, providing that COMPANY provides Q-BIOLOGICALS with prior written notification of its intent to audit. Q-BIOLOGICALS will provide commercially reasonable efforts to facilitate the scheduling and execution of COMPANY’s audits of subcontractors.

6.3           In addition to the annual compliance audit, COMPANY or a person or firm acting on behalf of COMPANY may also audit Q-BIOLOGICALS and its Authorized Subcontractors in the event of failure or recall of a Product lot.

6.4           At the conclusion of each audit, COMPANY or a person or firm acting on behalf of COMPANY will hold a wrap up meeting with Q-BIOLOGICALS and/or its Authorized Subcontractors to review all significant audit observations.

6.5           Within 30 days of each audit it performs at Q-BIOLOGICALS and its Authorized Subcontractors, COMPANY will provide Q-BIOLOGICALS with a written report of its observations and recommendations. Within 30 days of receipt of COMPANY’s audit report, Q-BIOLOGICALS and/or its subcontractors will provide a written response to COMPANY including a response to all COMPANY observations.

6.6           In the event that COMPANY finds any contractual or regulatory deficiencies during such audit, Q-BIOLOGICALS shall take a course of action and resolution acceptable to COMPANY in accordance with a time-plan which shall be agreed upon between COMPANY and Q-BIOLOGICALS.

7.            Documentation

7.1           Q-BIOLOGICALS is responsible for generating and maintaining records of equipment usage, cleaning and maintenance.

7.2           Q-BIOLOGICALS shall draw up the manufacturing and quality control documents according to its own format. Upon COMPANY’s written request, Q-BIOLOGICALS will send these manufacturing and quality control documents to COMPANY for approval and sign off prior to production of the Products. Q-BIOLOGICALS shall use a documentation system for the Products which contains information about the phases of manufacture to the degree that enables COMPANY an assessment for compliance with the registration files.

7.3           Q-BIOLOGICALS will provide COMPANY with copies of documents used in the manufacturing process and testing of the Products upon request.

7.4           Q-BIOLOGICALS will provide COMPANY with copies of the completed batch records and overview of associated deviation reports, test reports, Certificate of Analysis and Confirmation of Compliance created for each batch of Product produced by Q-BIOLOGICALS.

7.5           Changes to documentation will be implemented according to Section 12 of this QA Agreement.

7.6           Q-BIOLOGICALS is responsible for maintaining Product batch production and testing records for a period of minimum ten (10) years. Written authorization from COMPANY is required prior to the movement or destruction of Product records. If Q-BIOLOGICALS is no longer willing or able to store Product records, COMPANY may have the records destroyed, or transferred to an alternate storage location at COMPANY’s expense.

8.            Manufacture and Testing

8.1           Q-BIOLOGICALS will perform manufacture and testing of the Products in the Facility.

8.2           COMPANY is authorized to have one (1) representative present at the Facility during Product manufacture and testing. Additional COMPANY representatives may be permitted if agreed beforehand by Q BIOLOGICALS.

8.3           Q-BIOLOGICALS is responsible for installation, qualification, calibration, and maintenance of equipment, instruments and Facility utilized in the manufacture and release testing of the Products.

8.4           Prior to the start of the production of the Products, the assigned production rooms and relevant equipment will be changed over with proper cleaning and documented when changing from one product to another. Rooms and equipment changeover shall be reviewed and released by Q-BIOLOGICALS’s quality unit prior to the start of the production.

8.5           All manufacturing operations shall be performed according to the manufacturing documents and the procedures set forth in the Manufacturing Services Agreement and this QA Agreement.

8.6           Q-BIOLOGICALS is responsible for control and monitoring of the Product manufacturing process and production rooms.

8.7           Q-BIOLOGICALS is responsible for assigning and tracking unique identifier numbers to each lot of raw material, component, product intermediate and Product. From this information Q-BIOLOGICALS will develop a trace tree for each lot of Product. Q-BIOLOGICALS will send to COMPANY the trace tree for the Product lot.

8.8           Q-BIOLOGICALS will utilize raw materials, products and packaging articles according to its own internal specifications and procedure. Q-BIOLOGICALS will establish and maintain a BSE/TSE assessment for all relevant materials.

8.9           Q-BIOLOGICALS is responsible for ensuring that all raw materials purchased by Q-BIOLOGICALS and used in the manufacturing process are tested according to Q-BIOLOGICALS’s approved specifications and the Specifications. Q-BIOLOGICALS is responsible for maintaining critical raw materials retain samples according to the specifications.

8.10         The dates of manufacture will be determined by, and documented in, the Batch Records Documents (BRD’s).

8.11         The expiration date of the Products will be determined by COMPANY.

8.12         Q-BIOLOGICALS will label the Products.

8.13         Q-BIOLOGICALS will store the Products in a controlled area according to written COMPANY instructions and in compliance with cGMP.

Q-BIOLOGICALS shall be responsible for establishment and maintenance of an environmental monitoring program to assure adherence to such specified storage conditions.

8.14         Q-BIOLOGICALS is responsible for retaining samples from each lot for testing in accordance with cGMP. Q-BIOLOGICALS shall retain sufficient samples from each batch to allow retesting to be performed.

8.15         Q-BIOLOGICALS will maintain these samples for each lot until the lot reaches its expiry date + 1 year. COMPANY will provide Q-BIOLOGICALS with written instructions regarding the disposition of retention samples from expired lots. When Q-BIOLOGICALS is no longer willing or able to store retention samples, COMPANY may have the samples destroyed, or transferred to an alternate storage location at COMPANY’s expense.

8.16         Testing of the Products performed by Q-BIOLOGICALS will be done in accordance with test methods approved by COMPANY using calibrated equipment.

8.17         Test results must be evaluated against the specifications as stated in the Product monograph drafted by Q-BIOLOGICALS.

8.18         Test records must be written to enable full reconstruction of the testing performed.

9.            Shipment

9.1           Q-BIOLOGICALS will ship the Products to COMPANY in accordance with the Manufacturing Services Agreement and according to written COMPANY instructions.

9.2           Q-BIOLOGICALS will not ship Products to any destination until written approval has been received from COMPANY.

9.3           All units of Product will be accounted for prior to shipping.

9.4           The documentation of the shipping amounts will be forwarded to COMPANY.

10.          Subcontracting

10.1         Q-BIOLOGICALS agrees not to subcontract any of the manufacturing, packaging, labeling, inspection, testing and/or handling of Products to a third party unless permitted under, and done in accordance with, the terms of the Manufacturing Services Agreement.

11.         PRODUCT Release

11.1         COMPANY and Q-BIOLOGICALS will each identify a Quality Assurance (QA) representative who will function as the points of contact between the PARTIES for the purposes of communication regarding Product release and regulatory compliance activities.

11.2         COMPANY and Q-BIOLOGICALS will mutually agree upon testing specifications for the Products. The PARTIES will mutually agree in writing to all changes to such specifications prior to implementation.

11.3         Q-BIOLOGICALS is responsible for reviewing Product lot records, test results performed by Q-BIOLOGICALS and corresponding specifications and determining whether or not the Product complies with Specifications.

11.4         Q-BIOLOGICALS will issue a Certificate of Analysis and Confirmation of Compliance to COMPANY. The Certificate of Analysis will contain a summary of the Product test results performed by or for Q-BIOLOGICALS, specifications, date of manufacture, date of expiry and lot size. The Confirmation of Compliance will contain a statement signed by Q-BIOLOGICALS’s Qualified Person stating that the lot has been manufactured and tested by Q-BIOLOGICALS in compliance with cGMP and Q-BIOLOGICALS SOP’s and the Product Specifications set forth in the Product specification file; any revision of the Product specification file that has an impact on the Product Specifications shall require Q-BIOLOGICAL’s prior written consent.

11.5         Q-BIOLOGICALS will provide per Product lot at least the following documents to the COMPANY:

•	the Certificate of Analysis
•	the Confirmation of Compliance
•	Lot/Batch genealogy
•	a copy of the completed production records and overview associated investigation/deviation reports
•	environmental monitoring data during filling

•	copies of all laboratory data including raw data and overview associated laboratory investigation reports (OOS).

11.6         COMPANY will make reasonable efforts to inspect each lot within sixty (60) days of receipt of the Certificate of Analysis, Confirmation of Compliance and requested documents.

12.         Change Control

12.1         All changes by COMPANY to previously approved documents, to equipment used in the manufacturing process of the Product, to Product Specifications and test methods used, or other contractual requirements must be mutually approved by COMPANY and Q-BIOLOGICALS in writing prior to implementation.

12.2         Q-BIOLOGICALS will inform COMPANY in writing within 10 working days of any major changes to its Facility.

12.3         Q-BIOLOGICALS will inform COMPANY within 10 working days in writing of any major changes in quality systems.

12.4         Q-BIOLOGICALS hereby declares that no major change to the production process, test methods, protocols and/or equipment with potential impact on the Products will be made without prior written authorization of COMPANY.

13.         Validation

13.1         Q-BIOLOGICALS will inform COMPANY about the validation status of the equipment used in the manufacturing or testing of the Products. Q-BIOLOGICALS will ensure that the validation of the equipment is performed as agreed. Q-BIOLOGICALS will provide COMPANY with equipment validation certificates upon request.

13.2         The validation of the manufacturing process, test methods will be performed upon request of COMPANY and must be executed according protocols approved prior to execution by COMPANY. Q-BIOLOGICALS will provide COMPANY with copies of process manufacturing and test methods validation certificates upon request.

14.         Investigations

14.1         Q-BIOLOGICALS will notify COMPANY of all excursions, deviations, observations and investigations which could impact past, current or future lots of the Products.

COMPANY would like to be notified of major deviations within 24 hours of discovery or as soon as is practically possible if corrective actions can prevent a batch failure.

14.2         Q-BIOLOGICALS will notify COMPANY of all Product testing failures within 2 business days, and prior to initiating retesting.

14.3         All investigations concerning the Products and conducted at Q-BIOLOGICALS will be reviewed and approved by Q-BIOLOGICALS and provided to COMPANY.

14.4         All deviations, including but not limited to non-compliances and non-conformities, will be thoroughly investigated by Q-BIOLOGICALS and, if applicable, corrective actions to prevent reoccurrence of the deviations will be suggested. Corrections to repair any deviation will only be made after notification to COMPANY and after written approval by COMPANY.

Major deviations during manufacturing and/or quality control will be reported by telephone and/or by e-mail to COMPANY within 24 hours of discovery or as soon as is practically possible.

15.         Dispute Resolution

Disputes concerning the acceptability of Product lots or general compliance issues will be resolved by the Quality Assurance representatives of the Parties. If the dispute is not resolved after 30 days, either Party may upon written notification to the other request that the dispute be resolved according to the provisions of the Manufacturing Services Agreement.

16.         Assignment of the QA Agreement

Q-BIOLOGICALS shall not assign any rights and/or responsibilities given by this QA Agreement to a third party without prior written consent of the COMPANY except according to the provisions of the Manufacturing Services Agreement.

17.         List of people to contact

For COMPANY:
Propanc Health Group Corporation Attn: James Nathanielsz 555 Riversdale Road Camberwell, Victoria, 3124 Australia

For Q-BIOLOGICALS:

CEO Dr. Annie Van Broekhoven Tel. +32 9/241 1103 Email: annie.vanbroekhoven@q-biologicals.be

Qualified Person Marijke Verhaeghe Tel. +32 9/241 1102 Email: marijke.verhaeghe@q-biologics.be

Q-BIOLOGICALS		Propanc Health Group Corporation

By:	/s/ Marijke Verhaeghe	By:	/s/ James Nathanielsz

Name:	Marijke Verhaeghe	Name:	James Nathanielsz

Title:	Qualified Person	Title:	CEO

Date:	22 Aug 16	Date:	23 Aug, 2016

Q-BIOLOGICALS

By:	/s/ Tanja Vandeputte

Name:	Tanja Vandeputte

Title:	QA Manager

Date:	22 Aug 16

Exhibit 99.1

Propanc Enters into Contract Manufacturing Agreement with AmatsiQBiologicals

Development and Production of PRP for Human Use in First-In-Man Studies

MELBOURNE, AUSTRALIA, August 23, 2016 – Propanc Health Group Corporation (OTCQB: PPCH) (“Propanc” or the “Company”), an emerging healthcare company focusing on development of new and proprietary treatments for cancer patients suffering from solid tumors such as pancreatic, ovarian and colorectal cancers, today announced it has executed a contract manufacturing agreement with AmatsiQBiologicals, based in Gent, Belgium. The agreement covers the development and GMP (Good Manufacturing Practice) production of certain enzymes for development purposes, including but not limited to first-in-man studies for the Company’s lead product, PRP.

PRP is the Company’s novel, patented, formulation consisting of two proenzymes mixed in a synergistic ratio to target cancer stem cells in solid tumors. The GMP manufacture of PRP as an injectable drug product requires specialized and detailed activities to be carried out in order to meet the highest quality and safety standards for future human use. It is a significant undertaking by the Company, as it demonstrates the Company’s commitment to initiating first-in-man studies in 2017.

“This major contract represents a significant step forward for the development of PRP,” said James Nathanielsz, Propanc’s Chief Executive Officer. “The process towards securing the services of AmatsiQBiologicals was extensive, taking a number of months to draft, plan and execute. I am very confident we have identified a highly capable partner who will assist us with delivering a quality finished product for human use.”

“We are very pleased that Propanc has chosen to partner with AmatsiQBiologicals for the development and manufacturing of Propanc’s lead product, PRP,” said Annie Van Broekhoven, AmatsiQBiologicals’ Chief Executive Officer. “This project really fits very well with our capabilities and we are confident we can deliver on time the GMP grade PRP material required for Propanc’s clinical studies.”

AmatsiQBiologicals, member of the Amatsigroup, is a biopharma contract development and manufacturing organization offering a range of process development and bio-manufacturing services including formulation and sterile fill and finish to customers in the biopharmaceutical industry and beyond. Recently, they have successfully delivered more than 75 R&D projects in less than three years with a focus on building strong relationships with clients.

In addition to the ongoing preclinical activities and planned GMP manufacture of PRP, the Company is also preparing Orphan Drug Designation applications to be submitted in the EU and U.S. in the near future. Furthermore, an outreach program has commenced with the Company’s advisors to determine interest from suitors in licensing PRP and initial feedback has been received.

“We believe PRP represents a valuable strategic addition to our Company’s pipeline and seeking orphan drug designation would add significant protection and upside potential. This is truly an exciting phase for our Company. Nevertheless, we remain committed to executing our plans to progress PRP into the clinic at the earliest opportunity,” said James Nathanielsz.

The Company aims to fast track the development of proenzyme related oncology products into clinical trials initially for pancreatic, ovarian and colorectal cancers. According to Global Analyst Reports, the combined world market for pancreatic, ovarian and colorectal cancers is expected to reach over $12 billion by 2020.

About Propanc:

Propanc is developing new cancer treatments for patients suffering from pancreatic, ovarian and colorectal cancers. The Company has developed a formulation of anti-cancer compounds, which exert a number of effects designed to control or prevent tumors from recurring and spreading throughout the body. The products involve or employ pancreatic proenzymes, which are inactive precursors of enzymes.

In the near term, the Company intends to target patients with limited remaining therapeutic options for the treatment of solid tumors. In the future, it intends to develop its lead product to treat (i) early stage cancer, (ii) pre-cancerous diseases and (iii) as a preventative measure for patients at risk of developing cancer based on genetic screening. For more information, visit: www.propanc.com

Forward-looking Statements:

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”). All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws, including: any projections of earnings, revenues or other financial items; any statements of the plans, strategies and objectives of management for future operations; any statements concerning proposed new products, services or developments; any statements regarding future economic conditions or performance; any statements of belief; and any statements of assumptions underlying any of the foregoing. Forward-looking statements may include the words “may,” “will,” “estimate,” “intend,” “continue,” “believe,” “expect,” “plan” or “anticipate” and other similar words.

Although Propanc believes that the expectations reflected in Propanc’s forward-looking statements are reasonable, actual results could differ materially from those projected or assumed. Propanc’s future financial condition and results of operations, as well as any forward-looking statements, are subject to change and to inherent risks and uncertainties, such as those disclosed in Propanc’s Annual Report on Form 10-K for the fiscal year ended June 30, 2015, Quarterly Reports on Form 10-Q and other documents filed with the U.S. Securities and Exchange Commission. We do not intend, and undertake no obligation, to update any forward-looking statement, except as required by law.

Notwithstanding the above, Section 21E of the Securities Exchange Act of 1934, as amended, expressly states that the safe harbor for forward looking statements does not apply to companies that issue penny stocks. Accordingly, the safe harbor for forward looking statements under the PSLRA is not currently available to Propanc because it may be considered to be an issuer of penny stock.

Investor Contact:

Phil Carlson / Elizabeth Barker

212-682-6300

propanc@kcsa.com

Media Contact:

Jon Goldberg / Lisa Lipson
212-896-6300

propanc@kcsa.com